Exhibit 99.3

PRUDENTIAL FINANCIAL, INC.

OFFERS TO EXCHANGE

Any and all of its outstanding $895,778,000 aggregate principal amount of 3.905% Senior Notes due 2047

(which we refer to as the “Old 2047 Notes”)

for

Up to $895,778,000 aggregate principal amount of its 3.905% Senior Notes due 2047 that have been registered under the Securities Act of 1933 (which we refer to as the “New 2047 Notes”)

and

Any and all of its outstanding $1,039,497,000 aggregate principal amount of its 3.935% Senior Notes due 2049

(which we refer to as the “Old 2049 Notes”)

for

Up to $1,039,497,000 aggregate principal amount of its 3.935% Senior Notes due 2049 that have been registered under the Securities Act of 1933 (which we refer to as the “New 2049 Notes”)

Pursuant to Prospectus dated            , 2018

            , 2018

To our Clients:

Enclosed for your consideration is a prospectus dated            , 2018 (the “Prospectus”) and the related letter of transmittal (the “Letter of Transmittal”) relating to the offers of Prudential Financial, Inc., a New Jersey corporation (the “Company”), to exchange (each, an “Exchange Offer” and collectively, the “Exchange Offers”) (i) any and all of the $895,778,000 aggregate principal amount of its Old 2047 Notes and (ii) any and all of the $1,039,497,000 aggregate principal amount of its Old 2049 Notes (collectively, the “Old Notes”) that are validly tendered and not validly withdrawn prior to 5:00 p.m., New York City time, on the Expiration Date (as defined below), for an equal aggregate principal amount of the corresponding series of New 2047 Notes and New 2049 Notes (collectively, the “New Notes”), upon the terms and subject to the conditions set forth in the Prospectus and the Letter of Transmittal. The Exchange Offers are being made in order to satisfy certain obligations of the Company contained in the Registration Rights Agreement dated December 7, 2017 between the Company and the dealer managers for the private exchange offers with respect to each series of Old Notes. Capitalized terms not defined herein shall have the respective meanings ascribed to them in the Prospectus and the Letter of Transmittal.

This material is being forwarded to you as the beneficial owner of the Old Notes carried by us for your account but not registered in your name. A tender of such Old Notes may only be made by us as the holder of record and pursuant to your instructions.

Accordingly, we request instructions as to whether you wish us to tender on your behalf the Old Notes held by us for your account, pursuant to the terms and subject to conditions set forth in the enclosed Prospectus and Letter of Transmittal.

Your instructions should be forwarded to us as promptly as possible in order to permit us to tender the Old Notes on your behalf in accordance with the provisions of the applicable Exchange Offer. The Exchange Offers will expire at 5:00 p.m., New York City time, on            , 2018, unless extended by the Company (the “Expiration Date”). Any Old Notes tendered pursuant to the applicable Exchange Offer may be withdrawn (subject to compliance with the procedures set forth in the Prospectus and the Letter of Transmittal) no later than 5:00 p.m., New York City time, on the Expiration Date of that Exchange Offer.

Your attention is directed to the following:

1.	The Exchange Offers are for any and all Old Notes.

2.	The Exchange Offers are subject to certain conditions set forth in the Prospectus in the section captioned

“The Exchange Offers—Conditions to the Exchange Offer.”

3.	Any transfer taxes incident to the transfer of Old Notes from the holder to the Company pursuant to the Exchange Offers will be paid by the Company, except as otherwise provided in Instruction 5 of the Letter of Transmittal.

4.	Each Exchange Offer expires at 5:00 p.m., New York City time, on , 2018, unless extended by the Company.

If you wish to have us tender your Old Notes in the applicable Exchange Offer, please so instruct us by completing, executing and returning to us the instruction form on page 3 of this letter. The Letter of Transmittal is furnished to you for information only and may not be used directly by you to tender Old Notes.

Please carefully read the Prospectus, the Letter of Transmittal and any other materials that accompany this letter.

INSTRUCTIONS WITH RESPECT

TO THE EXCHANGE OFFERS

The undersigned acknowledge(s) receipt of your letter and the enclosed Prospectus and Letter of Transmittal relating to the Exchange Offers made by the Company with respect to the Old Notes.

By completing, executing and delivering these instructions, the undersigned hereby represent(s), warrant(s) and agree(s), for your benefit and the benefit of the Company, that the undersigned has (have) full right, power and authority to tender, sell, assign and transfer all right, title and interest in and to the Old Notes of the applicable series and to acquire the New Notes issuable upon the exchange of such Old Notes, and that, if and when such Old Notes are validly tendered and accepted by the Company for exchange, the Company will acquire good and unencumbered title thereto, free and clear of all liens, restrictions, charges and encumbrances and not subject to any adverse claim.

By completing, executing and delivering these instructions, the undersigned hereby instruct(s) you (check appropriate box):

☐	To TENDER, on the terms and subject to the conditions set forth in Prospectus and Letter of Transmittal, Old Notes of the applicable series held by you for the account of the undersigned in the principal amount indicated below (by completing, executing and delivering these instructions, the undersigned agree(s) that, if the foregoing box is checked but the dollar amount below is left blank, it means that the undersigned is (are) tendering all of the Old Notes of the applicable series held by you for the account of the undersigned):

$ of Old 2047 Notes

$ of Old 2049 Notes

☐	NOT to TENDER any Old Notes held by you for the account of the undersigned.

If the undersigned instructs you to tender Old Notes of the applicable series held by you for the account of the undersigned, it means that the undersigned authorize(s) you to make, on behalf of the undersigned (and, by completing, signing and delivering these instructions, the undersigned hereby make(s) to you and for the benefit of the Company), the acknowledgements, representations, warranties and agreements contained in the Letter of Transmittal that are to be made by or with respect to the undersigned as beneficial owner(s) of such Old Notes.

The undersigned acknowledge(s) and agree(s) that none of the Old Notes held by you for the account of the undersigned will be tendered unless you receive these written instructions from the undersigned to do so.

PLEASE SIGN HERE

Signature(s):

Name(s) (Please Print):

Capacity (Full Title) if Signing in a Representative or Fiduciary Capacity:

Address:

Zip Code:

Area Code and Telephone No.:

Taxpayer Identification or Social Security No(s).:

Account Number with You:

Date:

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